ACORN ENERGY ANNOUNCES Q1 2010 RESULTS
Revenues down 7% but Gross Profit up 10%

Montchanin, DE – May 13, 2010 – Acorn Energy, Inc. (Nasdaq: ACFN) today announced its results for the first quarter ended March 31, 2010.  Below are the highlights and lowlights for the first quarter.

Q1 2010 Highlights
•	CoaLogix gross profit increased $0.1 million, or 4%, on increased margins (from 34% to 43%)
•	Coreworx gross margins increased from 74% in 2009 to 77% in 2010
•	DSIT revenue increased $0.5 million, or 26%, and gross profit increased $0.4 million, or 54%

Q1 2010 Lowlights
•	Group revenue was down $0.6 million or 7%
•	CoaLogix revenue was down $0.9 million or 17% due to delays in revenue recognition
•	Coreworx revenues was down $0.3 million or 25%
•	SG&A expenses increased $2.2 million

Major Events
•	Successful cash raise of $11.5 million
•	Closure of EES lawsuit
•	Acquisition of Decision Dynamics
•	Acquisition of Gridsense
•	CoaLogix alliance with FLSmidth

Revenues in the first quarter of 2010 decreased by $0.6 million, or 7%, from $8.5 million to $7.9 million compared to the first quarter of last year. CoaLogix revenues decreased by $0.9 million, or 17%, to $4.5 million.  CoaLogix continues to run at full capacity regenerating catalyst for coal-fired electric utilities and preparing its own inventory for future regeneration orders. CoaLogix’s decrease in revenue was due to delays in third party test results that have postponed some revenue recognition, and due to the utilization of a portion of its capacity for cleaning deactivated modules for its own inventory. The decrease was also attributable in part to the inclusion in the first quarter of 2009 of revenues that were deferred from December 2008. Coreworx revenues decreased by $0.3 million to $0.8 million. DSIT revenues increased $0.5 million, or 26%, to $2.6 million, primarily due to the commencement of work on the $4.4 million AquaShield DDS order received at the end of 2009.

Gross profit in the first quarter of 2010 increased by $0.3 million, or 10%, despite the decrease in revenues. Gross profit at CoaLogix increased by $0.1 million, or 4%, despite the decrease in revenues. The increased gross profit at CoaLogix was attributable to the gross margin increasing to 43% from 34% as a result of improved operating efficiencies and a mix of higher margin projects. Coreworx gross profit decreased $0.2 million as a result of its reduced sales as its gross margin increased slightly from 74% in the first quarter of 2009 to 77% in the first quarter of 2010. DSIT’s first quarter gross profit increased by $0.4 million, or 54%. The increase in gross profit was attributable to increased margins on projects and on DSIT's AquaShield DDS projects in particular.

Selling, general and administrative ("SG&A") expenses increased by $2.2 million. CoaLogix SG&A expense increased $0.6 million reflecting increased overhead costs and a provision for the EES lawsuit settlement. Coreworx SG&A expense increased $0.9 million primarily due to increased marketing and selling costs as it works to enter new markets as well as for the expenses incurred with respect to the recent acquisition of Decision Dynamics. DSIT’s SG&A increased $0.2 million, primarily as a result of increased salary costs and non-recurring salary adjustments. Corporate SG&A increased $0.5 million due to $0.3 million of bonuses recorded in the quarter and increased administrative and salary costs.

The net loss for the first quarter was $3.1 million in 2010 versus $1.1 million last year. The increased loss was due primarily to increased losses at Coreworx (from $0.8 million in 2009 to $2.2 million in 2010) as well as increased corporate expenses (see "selling, general and administrative expenses" above). In addition, results for the first quarter 2009 included a gain of $0.4 million recorded on the sale of Comverge common stock.

John Moore, CEO of Acorn Energy stated, “The first quarter performance was in line with expectations. We are confirming our guidance for 2010 revenues of at least $48 million, a 54% increase over 2009 revenues of $31.3 million.  The expected growth in revenue will be driven by the new CoaLogix plant which is expected to be operational in the second half of 2010, the addition of the revenues of Decision Dynamics which was acquired by Coreworx at the end of April combined with the expected increased revenues from Coreworx' own suite of software products, DSIT’s continuing growth, and the inclusion of both GridSense and USSI in our consolidated results."

Conference Call Information

The Company will host an investor call on Friday, May 14, 2010 at 9:00am ET to discuss its first quarter 2010 results and developments at the Company.

To participate in the conference call, please dial (800) 860-2442 or (412) 858- 4600 (Intl) (no pass code required). You may also access the call through the Internet at www.acornenergy.com.

If you are unable to participate in the live call, a digital replay of the call will be available through 9:00 AM on May 29, 2010 by dialing (877) 344-7529 or (412) 317-0088 and entering access code # 440591.

About Acorn Energy, Inc.

Acorn Energy, Inc. is a publicly-traded holding company with equity interests in CoaLogix, Coreworx, DSIT, GridSense and US Sensor Systems, Inc.  These companies leverage advanced technologies to transform and upgrade the energy infrastructure around the world. Acorn companies are focused on three problems in the energy sector: improving the efficiency of the energy grid, reducing the risk for owners of large energy assets, and reducing the environmental impact of the energy sector. Acorn's strategy is to take primarily controlling positions in companies led by great entrepreneurs.  For more information visit http://www.acornenergy.com.

 Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that the Company and its operating companies will be able to achieve the expected growth in revenues or meet the other expectations described or referred to above.  A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally and the businesses of its subsidiaries is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Investor Contact:
Paul Henning
Cameron Associates
(212) 245-8800
Paul@cameronassoc.com

-Financial Tables to Follow-

ACORN ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
ASSETS

	As of March 31,	As of December 31,
	2010	2009
	(unaudited)
Current assets:
Cash and cash equivalents	$18,554	$11,208
Restricted deposits	876	1,627
Accounts receivable, net	5,165	3,541
Unbilled revenue and work-in-process	3,720	4,113
Inventory	2,439	1,848
Other current assets	2,269	2,317
Total current assets	33,023	24,654
Property and equipment, net	5,212	3,357
Other investments and loans to equity investees	2,808	2,796
Funds in respect of employee termination benefits	2,175	2,074
Restricted deposits	1,185	611
Intangible assets, net	10,647	8,194
Goodwill	8,174	6,679
Deferred taxes	238	227
Other assets	139	143
Total assets	$63,601	$48,735

LIABILITIES AND EQUITY
Current liabilities:
Short-term bank credit and current maturities of long-term bank debt	$463	$430
Accounts payable	2,068	1,607
Accrued payroll, payroll taxes and social benefits	1,340	1,409
Advances from customers	1,386	1,924
Other current liabilities	4,721	3,064
Total current liabilities	9,978	8,434
Long-term liabilities:
Liability for employee termination benefits	3,312	3,129
Long-term debt	379	405
Other long-term liabilities	534	669
Total long-term liabilities	4,225	4,203
Equity:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:	154	132
Authorized – 20,000,000 shares; Issued –13,248,813 and 15,494,229 shares at December 31, 2009 and March 31, 2010, respectively
Additional paid-in capital	70,217	58,373
Warrants	274	290
Accumulated deficit	(26,466)	(23,343)
Treasury stock, at cost –1,275,081 shares at December 31, 2009 and March 31, 2010, respectively	(4,827)	(4,827)
Accumulated other comprehensive income	277	152
Total Acorn Energy, Inc. shareholders’ equity	39,629	30,777
Non-controlling interests	9,769	5,321
Total equity	49,398	36,098
Total liabilities and equity	$63,601	$48,735

ACORN ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(IN THOUSANDS, EXCEPT NET LOSS PER SHARE DATA)

	Three months ended March 31,
	2010	2009
Revenues:
SCR services	$4,478	$5,390
Projects	2,507	1,966
Software license and services	770	1,027
Other	99	95
Total revenues	7,854	8,478
Cost of sales:
SCR services	2,546	3,535
Projects	1,342	1,219
Software license and services	176	271
Other	82	74
Total cost of sales	4,146	5,099
Gross profit	3,708	3,379
Operating expenses:
Research and development expenses	670	276
Selling, general and administrative expenses	6,321	4,108
Dividends received from EnerTech	(135)	--
Impairments	--	70
Total operating expenses	6,856	4,454
Operating loss	(3,148)	(1,075)
Finance income (expense), net	50	(169)
Gain on sale of shares in Comverge	--	417
Loss before taxes on income	(3,098)	(827)
Income tax benefit (expense)	(75)	--
Loss from operations of the Company and its consolidated subsidiaries	(3,173)	(827)
Share in losses of GridSense	--	(129)
Net loss	(3,173)	(956)
Net loss (income) attributable to non-controlling interests	50	(107)
Net loss attributable to Acorn Energy, Inc. shareholders.	$(3,123)	$(1,063)

Basic and diluted net loss per share attributable to Acorn Energy, Inc. shareholders	$(0.25)	$(0.09)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic and diluted	12,498	11,535